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             EXHIBIT INDEX


EXHIBIT NO.     TITLE OF DOCUMENT


23.          1a. Consent of Kenny S&P Evaluation Services, a
                 division of J.J. Kenny Co., Inc.

             1b. Consent of Deloitte & Touche LLP

             1d. Consent of Standard & Poor's

27.          1.  Financial Data Schedule of Dean Witter
                 Select Municipal Trust, Insured National
                 Portfolio Series 41


                             -20-

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